OMEGA HEALTH SYSTEMS, INC.




                                                                   July 19, 1997

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Shareholders of Omega Health Systems, Inc., to be held on Friday, August 8, 1997 at 11:00 A.M., local time, in the corporate offices of Omega Health Systems, Inc., 5100 Poplar Avenue, Suite 2100, Memphis, Tennessee 38137

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. The Annual Report to Shareholders is also included.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided.

                                    Sincerely yours,

                                    /s/ Andrew W. Miller

                                    Andrew W. Miller
                                    Chairman of the Board

                           OMEGA HEALTH SYSTEMS, INC.
                         5100 Poplar Avenue, Suite 2100
                            Memphis, Tennessee 38137




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 August 8, 1997

Notice is hereby given that the Annual Meeting of Shareholders of Omega Health Systems, Inc. (the "Company"), will be held on Friday, August 8, 1997, at 11:00 A.M., local time, in the corporate offices of the Company at 5100 Poplar Avenue, Suite 2100, Memphis, Tennessee 38137, for the following purposes:

      1. To elect two directors to serve as described herein or until their successors have been duly elected and qualified.

      2. To ratify the authorization of the Audit Committee of the Board of Directors to select the Company's independent auditors for the year 1997.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on June 30, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

                                    By Order of the Board of Directors


                                    /s/ Ronald L. Edmonds

                                    Ronald L. Edmonds, Secretary





                                    IMPORTANT

WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE STAMPED ENVELOPE PROVIDED.

                           OMEGA HEALTH SYSTEMS, INC.
                         5100 Poplar Avenue, Suite 2100
                            Memphis, Tennessee 38137

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 8, 1997

                     INFORMATION CONCERNING THE SOLICITATION

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") of Omega Health Systems, Inc. (the "Company") to be held Friday, August 8, 1997 at 11:00 A.M.

At the Annual Meeting, the shareholders will vote (1) to elect two directors and
(2) to ratify the authority of the Audit Committee of the Board of Directors to select the Company's independent auditors for 1997. The affirmative vote of a plurality of the shares present or represented at the meeting, if a quorum exists, is required to elect the directors. The affirmative vote of a majority of the shares present or represented at the meeting, if a quorum exists, is required to approve the proposal to ratify the authority of the Audit Committee of the Board of Directors to select the Company's independent auditors for the year 1997. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Shareholders are urged to sign the enclosed form of proxy

                 SHAREHOLDER'S PROPOSALS FOR 1998 ANNUAL MEETING

Shareholders' proposals intended to be presented at the 1998 annual Meeting of Shareholders must be received by the Company no later than February 15, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                          OUTSTANDING VOTING SECURITIES

Only shareholders of record on June 30, 1997, are entitled to notice of and to vote at the Annual Meeting. On that date there were 7,479,582 shares of Common Stock issued and outstanding. The holder of each share of common stock is entitled to one vote on all matters submitted before the Annual Meeting or any adjournments of the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 1997, the Company's records indicated that the following number of shares were beneficially owned by (i) each person known by the Company to beneficially own more than 5% of the Company's shares; (ii) directors, persons nominated to become directors of the Company, and executive officers; and (iii) directors and officers of the Company as a group.

                                    Amount and Nature of
       Name of Beneficial Owner    Beneficial Ownership (1)  Percent of Class(1)
       ------------------------    ------------------------  -------------------
(i)    The Dreyfus
       Corporation
       c/o Mellon Bank                    650,000                 8.20%
       Corporation
       One Mellon Bank
       Center
       Pittsburgh,  PA  15258

(ii)   Andrew W. Miller(2)                324,992                 4.10%

       Herman L. Tacker, O.D.(3)          133,553                 1.68%

       Thomas P. Lewis(4)                 152,689                 1.93%

       Ronald L. Edmonds(5)                15,516                 0.20%

       Donald A. Hood, O.D.                80,038                 1.01%

       Randall N. Reichle, O.D.(6)         10,393                 0.18%

       Cassandra T. Speier                  -0-                   -0-

(iii)  Directors and Executive Officers   720,949                9.09%
       as a group (seven persons)(7)


(1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 7,926,935 shares issued and outstanding, including options and warrants to purchase 1,049,623 shares which are exercisable or become exercisable within 60 days.

(2)   Included in Mr. Miller's shares are options to purchase 10,000 shares.

(3) Of the total of 133,553 shares shown, 16,875 are held jointly by Dr. Tacker and his wife, Wilma R. Tacker. Included in Dr. Tacker's shares are options to purchase 11,667 shares.

(4)   Included in Mr. Lewis' shares are options to purchase 21,667 shares.

(5)   Included in Mr. Edmond's shares are options to purchase 12,667 shares.

(6)   Included in Mr. Reichle's shares are options to purchase 3,667 shares.

(7) Included in the ownership of directors and executive officers as a group are options to purchase 59,667 shares, which are exercisable or become exercisable within 60 days.

                        Proposal 1. ELECTION OF DIRECTORS

The Company's By-laws provide for a board of directors divided into three classes. Each class is to consist as nearly as possible of one-third of the directors. At the Annual meeting, the following two (2) directors, both of whom are members of the present Board, are nominees for election to hold office for a three-year term beginning in 1997 or until their successors are elected and qualified:

                                ANDREW W. MILLER
                             HERMAN L. TACKER, O.D.

If any nominee should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute designated by the Board of Directors. The election of a director requires the affirmative vote of a plurality of shares present or represented at the meeting.

Set forth below is biographical information concerning the directors and nominees for directors of the Company:

RONALD L. EDMONDS (41) has served as the Company's Executive Vice President since January 1997 and Chief Financial Officer since September 1992. From September 1992 until December 1996, he served as Senior Vice President. He was elected a director in February 1993 and Secretary in October 1994. From 1978 until 1992, he served in various positions with KPMG Peat Marwick in Memphis, Tennessee, Oklahoma City, Oklahoma and New York City, New York. Mr. Edmonds is a certified public accountant and holds B.S. and M.S. degrees in accounting from Oklahoma State University.

DONALD A. HOOD, O.D. (52) was one of the founders of The Eye Health Network, Inc. in 1988 and presently serves as its Chairman. He served as its President and Chief Executive Officer until June 1997 when he was named
Chairman. He was elected to the Company's board of directors in April 1994. Dr. Hood has maintained a private optometry practice in the Denver, Colorado area since 1972. Dr. Hood graduated from the Pacific University College of Optometry in 1968.

THOMAS P. LEWIS (42) has served as the Company's President since January 1990 and as its Chief Executive Officer since March 1, 1991. From June 1988 to December 1989, he served as Executive Vice President and Chief Operating Officer. From June 1986, until the merger with Omega Health Services, Inc., in June 1988, he served as the Company's President and Chief Executive Officer. From June 1985 to June 1986, Mr. Lewis served as the Company's Vice President. He has been a director since June 1986.

ANDREW W. MILLER (53) has served as the Company's Chairman since September 1990 and has been a principal shareholder of the Company since 1986. Mr. Miller served as the Company's Chief Executive Officer from September 30, 1990 until March 1, 1991. Since June 1996, Mr. Miller has served as chairman and chief executive officer of Women's Health Partners, Inc., a physician practice management company specializing in obstetrics and gynecology. Since 1989, Mr. Miller has served as Chairman of American HealthMark, Inc., a hospital ownership and management corporation. Mr. Miller also served as a director of Surgical Care Affiliates, Inc. ("SCA"), an owner and operator of outpatient health care facilities, from 1987 until its merger with HealthSouth, Inc. in 1996. Mr. Miller served as President and Chief Executive Officer of SCA from its founding in 1982 until May 1987 and from May 1987 until 1990 served as its Vice Chairman and Chairman of the Executive Committee. Mr. Miller is also a director of Healthwise of America, Inc., a former affiliate of SCA until its acquisition by United Healthcare in 1996. Mr. Miller was a Senior Vice President of Hospital Corporation of America ("HCA") and President of HCA Management Company ("HMC"), a division of HCA, prior to leaving HCA and founding SCA in 1982. Mr. Miller was with HCA for 12 years starting in 1970. Mr. Miller is a certified public accountant and prior to his association with HCA, he was employed by a national accounting firm.

HERMAN L. TACKER, O.D. (58) has served as a director of the Company since May 1989. Previously, he was a director of Omega Health Services, Inc. from October 1985, until it merged with the Company in June 1988. From 1972 to the present, Dr. Tacker has conducted a private optometric practice in Memphis, Tennessee, and has served as a Professor at the Southern College of Optometry. He graduated from Southern College of Optometry in 1965 and in 1969 earned a M.S. Degree in Education from Indiana University.

                            OTHER EXECUTIVE OFFICERS

The following persons also serve as executive officers of the Company:

Name                        Age        Position
----                        ---        --------

Randall N. Reichle, O.D.    44         National Optometric Director
                                       and Vice President

Cassandra T. Speier         38         Senior Vice President - Center Operations

                   INFORMATION REGARDING MEETINGS OF DIRECTORS

During the last fiscal year, the Board of Directors held four Board of Directors meetings. All directors attended no less than 75% of the meetings held during 1996.

The Board of Directors has four committees - an Executive Committee, a Quality Assurance Committee, a Compensation Committee and an Audit Committee. Members of the Executive Committee during 1996 were Messrs. Miller, Lewis, and Tacker. The Executive Committee is authorized by the Board of Directors to take any action, as individually approved by the Board, which may be taken by the Board of Directors, except the power to alter or amend the Bylaws; submit to shareholders any action that needs shareholders' authorization; fill vacancies on the Board of Directors or any committee thereof; or declare dividends or make any other distributions. The Executive Committee held four meetings during 1996.

Members of the Quality Assurance Committee during 1996 were Messrs. Miller, Lewis and Tacker. The Quality Assurance Committee was appointed by the Board of Directors to establish and monitor risk management policies. The Quality Assurance Committee held four meetings during 1996.

Members of the Compensation Committee during 1996 were Messrs. Miller and Tacker. The Compensation Committee was appointed by the Board of Directors to administer its employee benefit plans. The Compensation Committee held two meetings during 1996.

Members of the Audit Committee during 1996 were Messrs. Miller and Tacker. The Audit Committee was appointed to engage independent auditors and review audit fees, supervise matters relating to audit functions, review audit results with the auditors, and review the scope and results of the Company's internal auditing procedures and the adequacy of the internal controls. The audit committee held two meetings during 1996.

                             EXECUTIVE COMPENSATION

The following table shows the aggregate cash compensation paid by the Company to
(i) the chief executive officer, and (ii) the executive officers of the Company for the years ended December 31, 1996, 1995, and 1994.

                                                          Annual Compensation
                                                          -------------------
                                                                                      Long Term
                                                                    Other Annual     Compensation
Name and Position                 Year    Salary ($)    Bonus ($)  Compensation ($)  Options (#)
-----------------                 ----    ----------    ---------  ----------------  ------------
Thomas P. Lewis                   1996        123,167      14,426          -0-            100,000
President and Chief Executive     1995        104,000       6,000        8,335(1)           -0-
Officer                           1994         96,000       8,500        8,335(1)           -0-

Ronald L. Edmonds                 1996         92,000       9,617          -0-            25,000
Executive Vice President and      1995         92,000       4,000          -0-              -0-
Chief Financial Officer           1994         85,000       7,000          -0-              -0-

Cassandra T. Speier               1996         89,000        -0-           -0-            25,000
Senior Vice President -           1995         86,833       1,250          -0-              -0-
Center Operations                 1994         38,958        -0-           -0-            15,000

Randall N. Reichle, O.D.          1996         84,000      52,115          -0-             5,000
Vice President and                1995         84,000      46,333          -0-              -0-
National Optometric Director      1994         82,500      37,765          -0-              -0-

Donald A. Hood, O.D.              1996         85,000      54,959          -0-              -0-
The Eye Health Network            1995         85,000      25,000          -0-              -0-
President and  Chief Executive    1994         85,000      39,654          -0-            50,000
Officer


(1) In January 1990, the Company entered into a stock bonus arrangement with Mr. Lewis, pursuant to which Mr. Lewis was issued 1,667 shares on each January 1, for five years, commencing January
1, 1991,  provided  Mr.  Lewis was an employee  of the  Company on such  dates.  The stock bonus arrangement was partial compensation for Mr. Lewis' relocation to Memphis, Tennessee.



                            Option Grants in 1996(1)
                            ------------------------
                                                                             Potential Realizable
                                                                          Value at Assumed Rates of
                             % of Total Options  Exercise                  Stock Appreciation for
                    Options      Granted to        Price                        Option Term
Name                Granted   Employees in 1996   ($/Sh)   Expiration Date   5%($)       10%($)
----                -------   -----------------   ------   ---------------   -----       ------
Thomas P. Lewis     100,000          44%           $5.75    August, 2002    195,556      443,648
Ronald L. Edmonds   25,000           11%           $5.75    August, 2002     48,889
                                                                                         110,912
Cassandra T. Speier 25,000           11%           $5.75    August, 2002     48,889      110,912
Randall N. Reichle   5,000           2%            $5.75    August, 2002      9,778       22,182





                                                   5


               Aggregated Option Exercises in 1996(1) and Year end Option Values(2)
               --------------------------------------------------------------------

                           Number of Unexercised Options   Value of Unexercised In-The-Money Options
                                    at Year End                         at Year End ($)
Name                         Exercisable/Unexercisable           Exercisable/Unexercisable (2)
----                         -------------------------           -----------------------------
Thomas P. Lewis                    21,667/18,333                        $78,650/$66,550
Ronald L. Edmonds                  12,667/35,333                        $45,980/$59,510
Randall N. Reichle, O.D.            3,667/12,333                        $13,310/$31,020
Donald A. Hood, O.D.                   0/50,000                            $0/$140,000
Cassandra T. Speier                    0/40,000                             $0/$53,950

(1)   During 1996, no options were exercised by any executive officer.

(2)   Option  values are based on a December  31, 1996 market price per share of $6.63.



             Compensation Committee Report on Executive Compensation
             -------------------------------------------------------

The compensation of the Company's executive officers is reviewed and approved by the Compensation Committee. The Compensation Committee is currently composed of Mr. Miller and Dr. Tacker, neither of whom at any time has been an officer or employee of the Company, except that Mr. Miller did serve as the Company's chief executive officer, not as an employee, from September 30, 1990 until March 1, 1991. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Compensation Committee administers the awards of stock options pursuant to the Company's Stock Option Plan.

Compensation Policies Applicable to Executive Officers for 1996
---------------------------------------------------------------

The objectives of the Company's executive compensation program are to (1) attract, motivate and retain key executives responsible for the success of the Company, (2) reward key executives based on corporate and individual performance, and (3) provide incentives designed to maximize shareholder value. The three primary components of the executive officer compensation program are base salaries, cash bonuses, and equity awards in the form of stock options.

The base salary of each of the Company's executive officers is established pursuant to an employment agreement that is approved by the Compensation Committee. Base salaries are reviewed by the Compensation Committee and may be increased in the Committee's discretion. For 1996, one executive officer's base salary was increased by approximately 2.5% based on the recommendation of the Chief Executive Officer to bring that officer's base salary to a level deemed appropriate for the position. There was no adjustment for 1996 in the base compensation of any other executive officer.

Each executive officer is entitled to receive such bonuses or other incentive compensation as the Compensation Committee determines in its sole discretion. In determining bonuses, the Committee considers overall company performance and the performance of the individual executive in contributing to the overall company performance. Dr. Reichle and Dr. Hood have specific bonus arrangements based on the performance, in terms of earnings and, in the case of Dr. Reichle, revenues, of the business units of the Company to which they give leadership.

In order to align long-term interests of executive officers with those of shareholders, the Compensation Committee, in its subjective discretion, from time to time considers the award of stock options. The terms of these options, including the sizes of the grants, are determined by the Compensation Committee based on its subjective judgment and without regard to any specific performance criteria. Awards of stock options to executive officers have historically been for a term of six years at then-current market prices with vesting in the third, fourth and fifth years of the option term.

CEO COMPENSATION

In evaluating the compensation of Thomas P. Lewis, the Company's chief executive officer, the Compensation Committee utilized the same compensation policies applicable to executive officers in general. As of August 1, 1996, the Company entered into an Employment Agreement with Mr. Lewis. The Agreement increased Mr. Lewis' annual base salary to $150,000 and provides for a salary increase of $50,000 upon the Company achieving a specific earnings per share performance goal. The Agreement granted Mr. Lewis qualified options to purchase 100,000 shares of Company stock at $5.75 per share, which options do not vest the first two years and vest 1/3 per year beginning August 1, 1999. The options terminate August 1, 2002. The Company also agreed to grant Mr. Lewis options to purchase an additional 100,000 shares of Company common stock, which grant is contingent upon the Company achieving a specific earnings per share performance goal. As part of the Agreement, Mr. Lewis agreed to certain non-competition and confidentiality provisions that would continue after the termination of his employment. In the event of Mr. Lewis' termination of employment related to a change in control of the Company, Mr. Lewis shall be paid by the Company a lump sum payment of one year's salary, and the Company shall provide for two years certain insurance benefits.

OTHER EXECUTIVE EMPLOYMENT ARRANGEMENTS

Effective January 1, 1997, the Company entered into an Employment Agreement with Ronald L. Edmonds, its Executive Vice President and Chief Financial Officer. The Agreement increased Mr. Edmonds' annual base salary to $115,000 on January 1, 1997 and provides for a $15,000 increase effective January 1, 1998. The Agreement granted Mr. Edmonds qualified options to purchase 25,000 shares of Company common stock at $6.50 per share, which options do not vest the first two years and vest 1/3 per year beginning January 1, 2000. The options terminate January 1, 2003. As part of the Agreement, Mr. Edmonds agreed to certain non-competition and confidentiality provisions that would continue after the termination of his employment. In the event of Mr. Edmonds' termination of employment related to a change in control of the Company, Mr. Edmonds shall be paid by the Company a lump sum payment of one year's salary, and the Company shall provide for up to one year certain insurance benefits.

Effective January 1, 1997, the Eye Health Network, Inc., a wholly-owned subsidiary of the Company entered into an Employment Agreement with Donald A. Hood, O.D. Under the terms of the Agreement, Dr. Hood's annual base salary during the first phase of the Agreement is $125,000. During the second phase of the Agreement, Dr. Hood's base salary will be $80,000. During the first phase, Dr. Hood will serve as President and Chief Executive Officer of The Eye Health Network, Inc. and during phase two as its Chairman. The Agreement granted Dr. Hood qualified options to purchase 25,000 shares of Company common stock at $6.50 per share, which options do not vest the first two years and vest 1/3 per year beginning January 1, 2000. The options terminate January 1, 2003. As part of the Agreement, Mr. Edmonds agreed to certain non-competition and confidentiality provisions that would continue after the termination of his employment. In the event of Dr. Hood's termination of employment related to a change in control of the Company, Dr. Hood shall be paid by the Company a lump sum payment of one year's salary, and the Company shall provide for up to two years certain insurance benefits. In June 1997, Dr. Hood was named Chairman.

                   ANDREW W. MILLER    HERMAN L. TACKER, O.D.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Mr. Miller and Dr. Tacker, neither of whom at any time has been an officer or employee of the Company, except that Mr. Miller did serve as the Company's chief executive officer, not as an employee, from September 30, 1990 until March 1, 1991. No executive officer of the Company served during 1996 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer. During 1996, an affiliate of Mr. Miller provided bridge financing in connection with an acquisition. This transaction is described under "Certain Relationships and Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


The Company has, and expects to have, transactions in the ordinary course of its business with directors and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company has an agreement to perform management services for Cathleen M. Schanzer, M.D., the Medical Director for the Company's Memphis Center. Dr. Schanzer is the wife of the Company's president, Thomas P. Lewis. The management agreement includes payments to Dr. Schanzer equal to 35% of the cash receipts of the practice, but with minimum payments to her totaling $200,400 per year. Dr. Schanzer received approximately $389,000 in 1996 pursuant to the management agreement.

On March 13, 1996, the Company acquired the assets of an ophthalmology practice known as Capital Eye Center located in Tallahassee, Florida and entered into a long-term management agreement with the selling physician's professional corporation. In addition, the Company acquired all of the stock of an ambulatory surgery center associated with the practice known as Capital Eye Surgery Center. The total consideration for these transactions included cash of $2 million and a $1.4 million 7% convertible subordinated note due in 60 monthly installments. In connection with this transaction, the Company obtained bridge financing in the form of a 12% $2.5 million subordinated note. The financing was obtained from an affiliate of the Company's chairman of the board, Andrew W. Miller. The note was repaid June 12, 1996 with the proceeds of the sale of preferred stock.

                                PERFORMANCE GRAPH

The following graph compares the cumulative returns of $100 invested on December 31, 1992 in (a) the Company, (b) the CRSP Index for the Nasdaq Stock Market ("The Nasdaq Stock Market"), and (3) the CSRP Index for Nasdaq Health Services Stocks ("Nasdaq health Services Stocks"), assuming reinvestment of all dividends.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS

                   VALUE OF $100 INVESTED ON DECEMBER 31,1992

                       [ID:  Graphic -- Performance Graph]


Value at December 31,             1991     1992     1993     1994    1995     1996
Omega Health Systems, Inc.      $100.00  $ 25.58  $ 37.21  $ 41.86  $ 48.84  $ 61.63
The Nasdaq Stock Market         $100.00  $116.38  $133.59  $130.59  $184.67  $227.16
Nasdaq Health Services Stocks   $100.00  $103.60  $119.52  $128.24  $162.89  $163.11


      Proposal 2. RATIFICATION OF THE AUTHORIZATION FOR THE AUDIT COMMITTEE
                       TO SELECT 1996 INDEPENDENT AUDITORS

The Board of Directors has authorized the Audit Committee to select the Company's independent auditors for the year 1997. The empowering of the Audit Committee is subject to approval by the shareholders not later than the date of the annual meeting of shareholders. KPMG Peat Marwick LLP served as independent auditors of the Company for the year ended December 31, 1996. Representatives of the firm will be present at the Annual Meeting, have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the meeting, if a quorum exists, is required to ratify the authority of the Audit Committee to select the Company's independent auditors for 1997.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE AUTHORITY OF THE AUDIT COMMITTEE TO SELECT THE COMPANY'S INDEPENDENT AUDITORS FOR 1997.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1996, all of the Company's officers and directors made all required filings, except that each director and officer filed one late annual report on Form 5.

                                  OTHER MATTERS

The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with their best judgment.


Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. Requests should be directed to Ronald L. Edmonds, Secretary, Omega Health Systems, Inc., 5100 Poplar Avenue, Suite 2100, Memphis, Tennessee 38137, which is the address of the Company's principal executive offices.



                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Thomas P. Lewis

Memphis, Tennessee                 Thomas P. Lewis
July 19, 1996                      President and Chief Executive Officer








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